Exhibit 10

JOINDER TO

LETTER AGREEMENT

THIS JOINDER AGREEMENT (the “Joinder”) to that certain Letter Agreement (the “Insider Letter”), dated February 15, 2018, by and among AdaptHealth Corp. (formerly known as DFB Healthcare Acquisitions Corp.), a Delaware corporation (the “Company”), Deerfield/RAB Ventures, LLC, a Delaware limited liability company (the “Sponsor”), Richard Barasch, Christopher Wolfe, Steven Hochberg, Dr. Mohit Kaushal, Dr. Gregory Sorensen and Dr. Susan Weaver, is hereby made by RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P., and is being entered in connection with the dissolution of the Sponsor. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Insider Letter.

WHEREAS, the Sponsor has agreed that it shall, in connection with its dissolution, transfer and assign to RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P., for no consideration, certain shares of Class A common stock, par value $0.0001 per share, of the Company (the “Transferred Shares”) and certain warrants to purchase shares of Class A common stock of the Company (the “Transferred Warrants”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P. hereby agree as follows:

1.	Agreement to be Bound.

The Transferred Shares and Transferred Warrants distributed to RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P. (and/or any other recipient of Transferred Shares and/or Transferred Warrants pursuant hereto) will remain subject to all of the restrictions on transfer currently applicable to such Transferred Shares and Transferred Warrants pursuant to the terms of paragraph 3 of the Letter Agreement, and RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P. hereby agree to be bound by such restrictions on such Transferred Shares and Transferred Warrants as if it were a party thereto.

2.	Successors and Assigns.

This Joinder shall bind and inure to the benefit of, and be enforceable by, the Company, RAB Ventures (DFB) LLC and Deerfield Private Design Fund IV, L.P. and their respective successors and permitted assigns.

3.	Counterparts.

This Joinder may be executed in any number of counterparts (including by facsimile or electronic copy), each of which shall be an original and all of which shall be an original and all of which together shall constitute one and the same agreement.

4.	Governing Law.

The Insider Letter, including this Joinder, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, the Letter Agreement, including this Joinder, shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder as of December 18, 2019.

RAB VENTURES (DFB) LLC

By:	/s/ Richard Barasch
Name:	Richard Barasch
Title:	Chief Executive Officer

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
General Partner

By:	J.E. Flynn Capital IV, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory